For Immediate Release

ALLERGAN REPORTS FIRST QUARTER OPERATING RESULTS AND
INCREASES FULL YEAR EARNINGS GUIDANCE

•	Pharmaceutical Sales Increased 13 Percent for the First Quarter

•	Board of Directors Declares First Quarter Dividend

(IRVINE, Calif., April 27, 2005)— Allergan, Inc. (NYSE: AGN) today announced operating results for the first quarter ended March 25, 2005. Allergan also announced that its Board of Directors has declared a first quarter dividend of $0.10 per share, payable on June 8, 2005 to stockholders of record on May 13, 2005.

Operating Results

For the quarter ended March 25, 2005:

•	Allergan’s net sales were $527.2 million, including $23.1 million of non-pharmaceutical product sales, primarily consisting of contract manufacturing sales to Advanced Medical Optics, Inc. (AMO), a former subsidiary that was spun-off from Allergan in June 2002.

•	Pharmaceutical sales increased 12.6 percent, or 11.2 percent at constant currency, compared to pharmaceutical sales in the first quarter of 2004.

•	Allergan reported $0.60 diluted earnings per share, including the recognition of income associated with the termination of Allergan’s Vitrase® collaboration agreement with ISTA Pharmaceuticals, Inc. (ISTA), the incurrence of restructuring charges related to the scheduled termination of Allergan’s manufacturing and supply agreement with AMO, the incurrence of restructuring charges and transition/duplicate operating expenses related to the streamlining of Allergan’s research and development and select commercial activities throughout Europe and the effect of an unrealized gain on the mark-to-market adjustment to foreign currency derivative instruments, totaling $24.0 million pre-tax, compared to the $0.60 diluted earnings per share reported for the first quarter of 2004.

•	Allergan’s adjusted diluted earnings per share were $0.76, representing a 28.8 percent increase compared to adjusted diluted earnings per share of $0.59 reported for the first quarter of 2004. Adjusted diluted earnings per share for the first quarter of 2005 exclude the income received from ISTA, the restructuring charges related to the AMO agreement, the restructuring charges and transition/duplicate operating expenses related to the European streamlining activities and the unrealized gain on foreign currency derivative instruments. A reconciliation of the adjustments made from reported earnings per share to adjusted diluted earnings per share is contained in the financial tables of this document.

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“We are extremely pleased with the strong income growth in our first quarter and our ability to continue to invest heavily in research and development and commercial operations. We believe we are making good progress with several of our early-stage projects, including the alpha agonists for the treatment of neuropathic pain and the proton pump inhibitor pro drug for the treatment of gastrointestinal disease,” said David E.I. Pyott, Allergan’s Chairman of the Board, President and Chief Executive Officer. “The approval of Combigan™ in the United Kingdom as the first European Union country is an important milestone in the global roll-out of this promising product.”

Product and Pipeline Update

During the first quarter of 2005:

•	Allergan announced that it received a positive opinion from the European Union by way of the Mutual Recognition Process for Vistabel®. The positive opinion was received in all twelve concerned member states in which Allergan filed. The twelve member states include, among others, Austria, Hungary, Greece, Belgium and Finland.

•	Allergan announced plans to move forward with a large Phase III clinical trial program to investigate the safety and efficacy of Botox® as a prophylactic therapy in a subset of migraine patients with chronic daily headache.

•	On February 9, 2005, Allergan commented on the announcement by Inspire Pharmaceuticals, Inc. that Inspire’s diquafosol product failed to demonstrate statistically significant improvement as compared to placebo for its primary endpoint.

•	On February 16, 2005, PediaMed Pharmaceuticals, Inc. announced that it had entered into a co-promotion agreement with Allergan in the United States pediatric market for Allergan’s Zymar® ophthalmic solution, a treatment for bacterial conjunctivitis, the common eye infection known to many as “pink eye.”

•	The U.S. Food and Drug Administration (FDA) issued an approvable letter for Combigan™, Allergan’s Alphagan®/ timolol combination product for the treatment of glaucoma (brimonidine tartrate/timolol ophthalmic solution). The approvable letter sets out the conditions that the Company must meet in order to obtain FDA marketing approval. The FDA’s response will necessitate additional clinical investigation.

Following the end of the first quarter of 2005:

•	On March 28, 2005, Allergan announced that it entered into an exclusive licensing agreement with Sanwa Kagaku Kenkyusho Co., Ltd. to develop and commercialize Posurdex® for the ophthalmic specialty market in Japan.

•	The FDA issued an approvable letter for Alphagan® Z (brimonidine tartrate ophthalmic solution), for the lowering of intraocular pressure in patients with open-angle glaucoma and ocular hypertension. The outstanding approvable issues are primarily related to manufacturing and Allergan anticipates these issues will be resolved in the near future.

•	The Medicines and Healthcare products Regulatory Agency granted marketing authorization for Combigan™ in the United Kingdom.

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•	Allergan met with the FDA and reached agreement to enter Phase III clinical trials for Botox® to treat neurogenic overactive bladder and Phase II clinical trials for Botox® to treat idiopathic overactive bladder.

•	Allergan filed a formal dispute resolution with the FDA to resolve issues surrounding the non-approvable letter received from the FDA in September 2004 for oral tazarotene for the treatment of moderate to very severe psoriasis.

•	Effective April 19, 2005, the Company entered into a royalty buy-out agreement with Novartis related to Restasis® (cyclosporine ophthalmic emulsion 0.05%) and agreed to pay $110 million to Novartis in exchange for Novartis’ worldwide rights and obligations, excluding Japan, for technology, patents and products relating to the topical ophthalmic use of cyclosporine A, the active ingredient in Restasis®. Under the royalty buy-out agreement, the Company will no longer be required to make royalty payments to Novartis in connection with the Company’s sales of Restasis®.

Outlook

•	For the second quarter of 2005, Allergan estimates:

•	Total pharmaceutical only sales between $535 million and $550 million.

•	Adjusted diluted earnings per share between $0.72 and $0.74.

•	For the full year of 2005:

•	All product sales guidance provided in February 2005 remains unchanged.

•	Total pharmaceutical sales guidance and contract sales guidance provided in February 2005 remains unchanged, although we believe it will trend to the higher end of the range.

•	Pharmaceutical only income statement ratio guidance provided in February 2005 has changed to:

•	Gross Profit of approximately 82% — 83%.

•	Research and Development of approximately 17.5%.

•	SG&A of approximately 37% to 38%.

•	Diluted shares outstanding guidance provided in February 2005 of 134 million diluted shares outstanding has changed to between approximately 133 million and 134 million diluted shares outstanding, which may be adjusted, depending on Allergan’s stock price, to account for the dilutive effect of the assumed conversion of Allergan’s $641,500,000 principal amount at maturity Zero Coupon Convertible Senior Notes Due 2022, as required by Emerging Issues Task Force Issue No. 04-08, “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings Per Share” (EITF 04-08).

•	Allergan currently estimates that its effective tax rate on adjusted earnings will be approximately 29%.

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•	Allergan is increasing adjusted diluted earnings per share guidance to between $3.15 and $3.20, which is approximately a $0.05 per share increase from guidance provided in February 2005. Adjusted diluted earnings per share guidance anticipates non-GAAP adjustments to diluted earnings per share, including the income received from ISTA and the restructuring activities discussed above. Adjusted diluted earnings per share guidance for 2005 excludes the effect of expensing stock options. Consistent with the Securities and Exchange Commission’s announcement amending the compliance dates for Financial Accounting Standards Board Statement No. 123R (FAS 123R), Allergan will begin implementing FAS 123R when it becomes effective, which is currently anticipated to be the first fiscal quarter of 2006.

Forward-Looking Statements
In this press release, the statements regarding new product development, market potential, expected growth, efficiencies, costs and savings, as well as the outlook for Allergan’s earnings per share and revenue forecasts, among other statements above, are forward-looking statements. Because forecasts are inherently estimates that cannot be made with precision, Allergan’s performance at times differs materially from its estimates and targets, and Allergan often does not know what the actual results will be until after a quarter’s end and year’s end. Therefore, Allergan will not report or comment on its progress during a current quarter except through public announcement. Any statement made by others with respect to progress during a current quarter cannot be attributed to Allergan.

Any other statements in this press release that refer to Allergan’s expected, estimated or anticipated future results are forward-looking statements. All forward-looking statements in this press release reflect Allergan’s current analysis of existing trends and information and represent Allergan’s judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors affecting Allergan’s businesses, including, among other things, changing competitive, market and regulatory conditions; the timing and uncertainty of the results of both the research and development and regulatory processes; domestic and foreign health care and cost containment reforms; technological advances and patents obtained by competitors; the performance, including the approval, introduction, and consumer and physician acceptance, of new products and the continuing acceptance of currently marketed products; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; the results of any pending or future litigations, investigations or claims; the uncertainty associated with the identification of and successful consummation and execution of external corporate development initiatives and strategic partnering transactions; and Allergan’s ability to obtain and successfully maintain a sufficient supply of products to meet market demand in a timely manner. In addition, matters generally affecting the economy, such as changes in interest and currency exchange rates; international relations; and the state of the economy worldwide, can materially affect Allergan’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required to do so by law.

Additional information concerning the above-referenced risk factors and other risk factors can be found in press releases issued by Allergan, as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting Allergan and its Businesses” in Allergan’s 2004 Form 10-K. Copies of Allergan’s press releases and additional information about Allergan is available on the World Wide Web at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 714-246-4636.

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About Allergan, Inc.
Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the eye care, neuromodulator, skin care and other specialty markets that deliver value to its customers, satisfy unmet medical needs, and improve patients’ lives.

Allergan Contacts
Jim Hindman (714) 246-4636 (investors)
Joann Bradley (714) 246-4766 (investors)
Ashwin Agarwal (714) 246-4582 (investors)
Stephanie Fagan (714) 246-5232 (media)
Caroline VanHove (714) 246-5134 (media)

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ALLERGAN, INC.
Condensed Consolidated Statements of Earnings and
Reconciliation of Non-GAAP Adjustments
(Unaudited)

	Three months ended
	March 25, 2005				March 26, 2004
		Non-GAAP				Non-GAAP
in millions, except per share amounts	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted

Product sales
Net sales	$527.2	$—		$527.2	$472.4	$—		$472.4
Cost of sales	94.1	—		94.1	87.6	—		87.6

Product gross margin	433.1	—		433.1	384.8	—		384.8

Selling, general and administrative	210.3	(0.2	)(a)	210.1	180.6	2.4	(d)	183.0
Research and development	82.0	(0.1	)(a)	81.9	86.1	—		86.1
Restructuring charge	27.4	(27.4	)(b)	—	—	—		—

Operating income	113.4	27.7		141.1	118.1	(2.4)		115.7

Interest income	5.5	(0.1	)(c)	5.4	2.0	—		2.0
Interest expense	(4.5)	—		(4.5)	(3.7)	—		(3.7)
Unrealized gain (loss) on derivative instruments, net	0.1	(0.1	)(e)	—	(0.1)	0.1	(e)	—
Other, net	4.5	(3.5	)(c)	1.0	(0.1)	—		(0.1)

	5.6	(3.7)		1.9	(1.9)	0.1		(1.8)

Earnings before income taxes and minority interest	119.0	24.0		143.0	116.2	(2.3)		113.9

Provision for income taxes	39.2	2.5	(f)	41.7	35.1	(0.9	)(f)	34.2
Minority interest	(0.1)	—		(0.1)	0.3	—		0.3

Net earnings	$79.9	$21.5		$101.4	$80.8	$(1.4)		$79.4

Net earnings per share:
Basic	$0.61			$0.77	$0.62			$0.61

Diluted	$0.60			$0.76	$0.60			$0.59

Weighted average number of common shares outstanding:
Basic	131.1			131.1	130.8			130.8
Diluted	132.6			132.6	134.3			134.3

Selected ratios as a percentage of net sales

Gross profit	82.2%			82.2%	81.5%			81.5%
Selling, general and administrative	39.9%			39.9%	38.2%			38.7%
Research and development	15.6%			15.5%	18.2%			18.2%

(a)	Transition/duplicate operating expenses
(b)	Restructuring charge
(c)	ISTA Vitrase collaboration fee
(d)	Patent infringement settlement
(e)	Unrealized (gain) loss on the mark-to-market adjustment to derivative instruments
(f)	Tax effect for non-GAAP adjustments

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.

This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission, with respect to the three months ended March 25, 2005 and March 26, 2004. Allergan believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

In this press release, Allergan reported the non-GAAP financial measure “adjusted earnings” and related “adjusted diluted earnings per share.” Allergan uses adjusted earnings to enhance the investor’s overall understanding of the financial performance and prospects for the future of Allergan’s core business activities. Specifically, Allergan believes that a report of adjusted earnings provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current, past and future periods. Adjusted earnings is one of the primary indicators management uses for planning and forecasting in future periods. Allergan also uses adjusted earnings for evaluating management performance for compensation purposes.

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ALLERGAN, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 25,	December 31,
in millions	2005	2004

Assets

Cash and equivalents	$864.5	$894.8
Trade receivables, net	267.5	243.5
Inventories	98.2	89.9
Other current assets	144.5	147.8

Total current assets	1,374.7	1,376.0

Property, plant and equipment, net	465.5	468.5
Other noncurrent assets	408.4	412.5

Total assets	$2,248.6	$2,257.0

Liabilities and stockholders’ equity

Notes payable	$8.1	$13.1
Accounts payable	111.1	97.9
Accrued expenses and income taxes	344.5	348.6

Total current liabilities	463.7	459.6

Long-term debt	572.0	570.1
Other liabilities	117.8	111.1
Stockholders’ equity	1,095.1	1,116.2

Total liabilities and stockholders’ equity	$2,248.6	$2,257.0

Days on Hand (DOH)	95	79

Days Sales Outstanding (DSO)	46	40

Cash, net of debt	$284.4	$311.6

Debt-to-capital percentage	34.6%	34.3%

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ALLERGAN, INC.
Reconciliation of Diluted Earnings Per Share
(Unaudited)

	Three months ended
	March 25,	March 26,
in millions, except per share amounts	2005	2004

Net earnings, as reported	$79.9	$80.8

Non-GAAP pre-tax adjustments:
Restructuring charge	27.4	—
ISTA Vitrase collaboration	(3.6)	—
Patent infringement settlement	—	(2.4)
Transition/duplicate operating expenses	0.3	—
Unrealized (gain) loss on derivative instruments	(0.1)	0.1

	103.9	78.5

Tax effect for above items	2.5	(0.9)

Adjusted diluted earnings	$101.4	$79.4

Weighted average number of shares issued	131.1	130.8

Net shares assumed issued using the treasury stock method for options outstanding during each period based on average market price	1.0	2.2

Dilutive effect of assumed conversion of convertible notes outstanding	0.5	1.3

	132.6	134.3

Diluted earnings per share, as reported	$0.60	$0.60

Non-GAAP earnings per share adjustments:
Restructuring charge	0.18	—
ISTA Vitrase collaboration	(0.02)	—
Patent infringement settlement	—	(0.01)
Transition/duplicate operating expenses	—	—
Unrealized (gain) loss on derivative instruments	—	—

Adjusted diluted earnings per share	$0.76	$0.59

Year over year change		28.8%

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ALLERGAN, INC.
Supplemental Non-GAAP Information
(Unaudited)

	Three months ended
	March 25,	March 26,	$ change in net sales			Percent change in net sales
in millions	2005	2004	Total	Performance	Currency	Total	Performance	Currency

Eye Care Pharmaceuticals	$298.0	$272.1	$25.9	$21.7	$4.2	9.5%	8.0%	1.5%
Botox/Neuromodulator	176.3	150.7	25.6	23.2	2.4	17.0%	15.4%	1.6%
Skin Care	29.8	24.7	5.1	5.1	—	20.6%	20.6%	—

Total	504.1	447.5	56.6	50.0	6.6	12.6%	11.2%	1.5%

Other (primarily contract sales)	23.1	24.9	(1.8)	(1.9)	0.1	(7.2)%	(7.6)%	0.4%

Net sales, as reported	$527.2	$472.4	$54.8	$48.1	$6.7	11.6%	10.2%	1.4%

Alphagan P, Alphagan and Combigan	$66.7	$69.3	$(2.6)	$(3.5)	$0.9	(3.8)%	(5.1)%	1.3%

Lumigan	62.0	53.5	8.5	7.6	0.9	16.0%	14.3%	1.7%

Other Glaucoma	4.6	4.9	(0.3)	(0.4)	0.1	(6.0)%	(9.2)%	3.2%

Restasis	37.3	21.3	16.0	16.0	—	75.4%	75.4%	n/a

Domestic	66.9%	70.5%

International	33.1%	29.5%

In this press release, Allergan reported sales performance using the non-GAAP financial measure of constant currency sales. Constant currency sales represent current period reported sales adjusted for the translation effect of changes in average foreign exchange rates between the current period and the corresponding period in the prior year. Allergan calculates the currency effect by comparing adjusted current period reported amounts, calculated using the monthly average foreign exchange rates for the corresponding period in the prior year, to the actual current period reported amounts. Management refers to growth rates at constant currency so that sales results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of Allergan’s sales. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower, respectively, than growth reported at actual exchange rates.

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